Exhibit 99.1

News Release

Superior Industries Announces Refinancing of All Existing Debt,

Maturities Extended to December 2028

Refinancing enhances financial flexibility and supports long-term growth strategy

SOUTHFIELD, MICHIGAN – August 15, 2024 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today announced the refinancing of its existing Senior Secured Term Loan and upcoming redemption of the €217,050,000 aggregate principal amount of its outstanding 6.000% Senior Notes due 2025. Additionally, the Company amended its existing Revolving Credit Agreement.

Funds managed by Oaktree Capital Management, L.P. (“Oaktree”) as well as Eldridge Industries, Blue Torch Capital LP, TCW Private Credit Group, and Arini provided the capital to upsize the existing Senior Secured Term Loan (“Term Loan”) from $394 million to $520 million, maturing December 15, 2028. Oaktree will continue to serve as Administrative Agent under the Term Loan credit agreement.

These funds, in addition to a portion of cash on the balance sheet, will be used to redeem the Senior Notes in their entirety, pay fees and expenses in connection with the foregoing and for general corporate purposes. The redemption will be made in accordance with the terms of the indenture governing the Senior Notes and the terms of the notice of redemption being delivered to all registered holders of the Senior Notes.

“We are pleased to have refinanced our debt, enabling the redemption of the Senior Notes. Through this transaction, we have reduced total debt from $627 million to $521 million. The completion of this refinancing strengthens our balance sheet and supports our overall financial flexibility as we focus on executing our growth strategy,” commented Majdi Abulaban, President and Chief Executive Officer of Superior. “Having also substantially completed a significant milestone in improving our operating and competitive position through our European transformation, Superior remains poised to drive profitable growth while generating long-term value for our shareholders.”

Centerview Partners served as financial advisor and Weil, Gotshal & Manges LLP served as legal counsel to Superior on the transaction.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes or any other securities.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Investor and Media Inquiries

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Investor.Relations@supind.com